ALICO HIRES BUSINESS DEVELOPMENT EXECUTIVE

La Belle, FL., August 16, 2010 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced today the hiring of Chris Ward as Vice-President for Planning and Business Development, effective August 16, 2010.  Mr. Ward will be responsible for providing new business planning and development for Alico, Inc. and its subsidiaries.

Mr. Ward most recently was the Founder and Principal Manager of Magnolia Florida, a private investment fund management company specializing in the acquisition of Florida tax certificates.  Alico currently holds a 40% interest in one of these funds.  Prior to his involvement with Magnolia Florida, Mr. Ward was the Vice President of Strategy and Marketing for the Southeast Region of Centex Homes and the Vice President of Strategy, North America, for InterContinental Hotels Group.  Mr. Ward holds an MBA from the Darden School of business at the University of Virginia and a bachelor’s degree from Princeton University.

JD Alexander, President and CEO of Alico stated, “We are pleased to have Chris join our team.  His background in planning and strategy will add value to our efforts to evaluate current and future business opportunities at Alico and will be instrumental in our work of increasing shareholder value.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:
 JD Alexander
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.